                                                      Filed Pursuant to Rule 433
                                                 Registration No.: 333-120522-06

**BSCMS 2006-PWR12** $2.1Bln Fixed Rate CMBS (Price Guidance)

Co-Lead Bookrunning Managers: Bear Stearns, Morgan Stanley
Rating Agencies: Moody's, S&P

Structure:

 CL    SIZE($MM)  Moody's/S&P     C/E       A/L      PX Talk
 A1      68.1       Aaa/AAA      30.000%    2.99     S+5A
 A2      49.0       Aaa/AAA      30.000%    4.83     S+14A
 A3     150.5       Aaa/AAA      30.000%    6.60     S+25A
 AAB    119.8       Aaa/AAA      30.000%    7.32     S+24A
 A4     873.3       Aaa/AAA      30.000%    9.75     S+24A
 A1A    194.7       Aaa/AAA      30.000%  *** NOT OFFERED ***
 AM     207.9       Aaa/AAA      20.000%    9.89     S+27A
 AJ     161.1       Aaa/AAA      12.250%    9.94     S+31A
*B       44.2       Aa2/AA       10.125%    9.97     S+33A
*C       18.2       Aa3/AA-       9.250%    9.97     S+35A
*D       33.8        A2/A         7.625%    9.97     S+41A
*E       20.8        A3/A-        6.625%    9.97     S+49A
*F       26.0      Baa1/BBB+      5.375%    9.97     S+60-65
*G       20.8      Baa2/BBB       4.375%    9.97     S+70-75
*H       26.0      Baa3/BBB-      3.125%    9.97     S+105-110
*X    2,079.0**     Aaa/AAA
*  Subject to rule 144A
** Notional Amount

Expected Timing:
- Termsheet & Appendix:        Delivered
- Electronic Reds:             Delivered
- Hardcopy Reds:               Delivered
- Launch & Price:              Week of June 5
- Settlement:                  Wednesday, June 21

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

IMPORTANT NOTICE RELATING TO AUTOMATICALLY GENERATED EMAIL DISCLAIMERS

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(3) these materials possibly being confidential,

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Bear Stearns is not responsible for any recommendation, solicitation, offer or agreement or any information about any transaction, customer account or account activity contained in this communication.
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